Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of October 11, 2018

between

Great Western Insurance Company

and

US Alliance Life and Security Company

i

SCHEDULES

Schedule 1.01(b)	Seller Knowledge Persons
Schedule 1.01(c)	Buyer Knowledge Persons
Schedule 3.04(c)	Resignations
Schedule 7.01(a)	Seller’s Conduct of Business
Schedule 7.03(d)	Third-Party Consents
Schedule 7.04	Intercompany Obligations
Schedule 7.05	Intercompany Arrangements
Schedule 11.01(b)	Seller Governmental Approvals
Schedule 11.02(b)	Buyer Governmental Approvals

This STOCK PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of October 11, 2018, is made by and between Great Western Insurance Company, a Utah corporation (“Seller”) and US Alliance Life and Security Company, a Kansas corporation (“Buyer”).

PRELIMINARY STATEMENTS

A.     Seller owns all of the issued and outstanding Capital Stock (the “Shares”) of Great Western Life Insurance Company, a Montana corporation (the “Company”); and

B.     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

Article I
DEFINITIONS

Section 1.01     Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.

“Accounts Date” means June 30, 2018.

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify and hold harmless any party against Losses, the amount of such Losses shall be determined net of any Tax benefit derived (or reasonably expected to be derived) by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). Such Tax benefits shall be computed assuming that the Indemnified Party (or such Affiliate) is subject to taxation at an invariant income tax rate equal to twenty-seven and three-quarters percent (27.75%), and that any such Tax benefits are fully utilized in the Taxable period during which such Losses are sustained or paid.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Business” means the business of issuing, underwriting, selling, marketing and administering (i) income and deferred annuity contracts, (ii) individual life insurance policies and (iii) disability insurance contracts, in each case, as conducted by the Company as of the Accounts Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer Financial Statements” shall have the meaning set forth in Section 6.10.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.01(a).

“Buyer Liens” means any Liens arising as a result of any agreement of, or any Governmental Order binding on, or any condition applicable to, or otherwise resulting from any facts or circumstances relating to, Buyer or its designated assignee(s) hereunder, but not Seller.

“Buyer Material Adverse Effect” means a material impairment or delay of the ability of any of Buyer or the Buyer Parties to perform their material obligations under this Agreement taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Code” means the United States Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the preliminary statements hereto.

“Company Material Adverse Effect” means (a) a material adverse effect on the financial condition and results of operations of the Company, taken as a whole; provided, that none of the following (or the results thereof) shall constitute or be deemed to contribute to a Company Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse fact, circumstance, change or effect arising out of, resulting from or attributable to (i) changes in the United States or global economy or capital or financial markets, including changes in interest or exchange rates or a downturn in equity markets, (ii) political conditions generally of the United States and any natural disasters, pandemics, hostilities, acts of war, sabotage, terrorism or military actions, (iii) conditions generally affecting the industries in which the Company operates, (iv) the announcement of this Agreement and the transactions contemplated hereby and the identity of Buyer (including (A) effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and (B) any adverse effect caused by (I) shortfalls or declines in revenue, margins or profitability, (II) loss of, or disruption in, any customer, supplier and/or vendor relationships, or (III) loss of personnel), (v) any changes or prospective changes in Law, SAP or the enforcement or interpretation thereof, (vi) any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby, (vii) the credit, financial strength or other ratings (other than the facts underlying any such ratings) of Seller or any of its Affiliates, including the Company, (viii) the value of any of the Investment Assets of the Company, (ix) any failure by the Company to achieve any earnings, premiums written, or other financial projections or forecasts (other than facts underlying such failure), (x) any matter set forth in the Seller Disclosure Schedule or reflected in any of the Statutory Statements or (xi) any effect that is cured by Seller prior to the Closing; provided, that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (v), such fact, circumstance, change or effect shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Company as compared to life insurance companies operating in the United States that issued insurance policies and annuity contracts with similar features and risks as the Insurance Contracts and which were issued during the same period in which such Insurance Contracts were issued or (b) a material impairment or delay of the ability of any of Seller or the Seller Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.03(a).

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Effective Time” means 11:59:59 p.m., Central time, on the Closing Date.

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 13.06(e).

“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance defined or regulated under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 13.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.03(a).

“Insurance Contracts” means all insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued, assumed, novated, or otherwise entered into by the Company prior to the Closing.

“Intellectual Property” means: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof) (“Patents”), (b) trademarks, trade names, trade dress, logos, service marks and domain names (including registrations and applications therefor) and any goodwill associated therewith, any and all common Law rights therein, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”), (c) copyrightable works and copyrights, whether or not registered, and pending applications to register the same (“Copyrights”) and (d) trade secrets, arising under the applicable Laws of the United States.

“Intercompany Agreements” shall have the meaning set forth in Section 5.11.

“Investment Assets” shall have the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) in the case of Seller, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(b) and (b) in the case of Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(c).

“Law” means any United States or non-United States federal, state, local statute, law, ordinance, regulation, code, Governmental Order or other requirement or rule of law.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, or other similar encumbrance or lien.

“Losses” means all actual, but not potential or contingent, losses, damages, costs and expenses (including reasonable attorneys’ fees), but excluding any expenses incurred by a party in enforcing any rights against the other party hereto under this Agreement.

“Material Contract” has the meaning set forth in Section 5.10(a).

“Montana Insurance Department” means the Insurance Department of the Office of the Montana State Auditor.

“Outside Date” shall have the meaning set forth in Section 12.01(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 5.08(a).

“Permits” shall have the meaning set forth in Section 5.07(a).

“Permitted Liens” means each of the following: (a) Liens that secure debt that is reflected on the Statutory Statements, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due, (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval, (e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (f) defects of title, easements, rights of way, covenants, restrictions and other similar Liens not materially interfering with the ordinary conduct of business, (g) Liens incurred in the ordinary course of business securing obligations or Liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively, (h) zoning, building and other generally applicable land use restrictions, (i) Liens that have been placed by a third party on the fee title of the real property constituting real property over which the Company has easement rights, (j) Buyer Liens, (k) limitations on the rights of the Company under any Material Contract that are expressly set forth in such contract, (l) Liens incurred in the ordinary course of business since the date of the most recent Statutory Statements and (m) Liens in respect of broker liens created in connection with securities lending transactions and repurchase agreements.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Purchase Price” has the meaning set forth in Section 2.02.

“Reinsurance Agreement” shall have the meaning set forth in Section 5.13.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Reserves” means the statutory policy reserves with respect to the Insurance Contracts.

“SAP” means the statutory accounting practices prescribed or permitted by the Montana Insurance Department as in effect at the relevant time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement, as supplemented pursuant to Section 7.06.

“Seller Guaranties” shall have the meaning set forth in Section 8.06.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.02(a).

“Seller Names and Marks” shall have the meaning set forth in Section 8.05(a).

“Seller’s Group” shall mean any group of companies that file Tax Returns and computes income for Tax purposes on a combined, consolidated or unitary basis that includes Seller.

“Shares” shall have the meaning set forth in the preliminary statements hereto.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation; provided, however, that “Software” does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of purchased hardware.

“Statutory Statements” shall have the meaning set forth in Section 5.03(b).

“Straddle Period” has the meaning set forth in Section 10.01(c).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Tax” or “Taxes” means all income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto; provided, that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.

“Third-Party Claim” shall have the meaning set forth in Section 13.03(a).

“Third-Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any non-affiliated third party (other than a Governmental Authority).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes.

“TPA” means American Memorial Life Insurance Company to the extent it is performing services pursuant to that certain Agreement for Services by and between the Company and American Memorial Life Insurance Company, dated November 2, 1998, as amended (the “TPA Agreement”).

“2018 Tax Estimate” shall have the meaning set forth in the Section 10.01(a).

Article II
PURCHASE AND SALE

Section 2.01     Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens other than Buyer Liens, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.02     Purchase Price. The purchase price payable by Buyer to Seller for the Shares shall be an amount equal to five hundred thousand dollars ($500,000) (the “Purchase Price”).

Article III
THE CLOSING

Section 3.01     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such other place as Seller and Buyer may agree (including by electronic exchanges of documents), on the last Business Day of Seller’s fiscal month immediately following the satisfaction or waiver of each of the conditions set forth in Section 11.01 and Section 11.02 (other than conditions that, by their terms, cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions as of the Closing). The date on which the Closing takes place shall be the “Closing Date”, and the Closing shall be effective as of the Effective Time.

Section 3.02     Payments. At the Closing, Buyer shall pay to Seller an amount equal to the Purchase Price, without withholding or deduction, by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the Closing Date.

Section 3.03     Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(a)     the certificate referred to in Section 11.01(a)(iv) and

(b)     such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.

Section 3.04     Seller’s Additional Closing Date Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a)     one or more stock certificates evidencing the Shares;

(b)     the certificate referred to in Section 11.02(a)(iv);

(c)     written resignations of each of the directors and executive officers of the Company set forth on Schedule 3.04(c), effective as of the Effective Time; and

(d)     such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the correspondingly identified subsection of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 4.01     Incorporation and Authority of Seller.

(a)     Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Utah.

(b)     Seller has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement. The execution and delivery by Seller, and the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution and delivery executed and delivered by Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02     No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller, and the consummation by Seller of the transactions contemplated by this Agreement do not and will not (a) violate or conflict with the organizational documents of Seller or the Company, (b) violate or conflict with any Law or other Governmental Order applicable to Seller or the Company or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Seller or the Company pursuant to, any Material Contract, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material impairment or delay of the ability of any of Seller or the Seller Parties to perform their material obligations under this Agreement, including consummation of the transactions contemplated hereby.

Section 4.03     Consents and Approvals. Except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any other third party), the execution and delivery by Seller, this Agreement and the performance by Seller, and the consummation by Seller of the transactions contemplated by, this Agreements will not, require any Governmental Approval to be obtained or made by Seller prior to the Closing, the failure to obtain or make any or all of which would reasonably be expected to materially impair or delay the ability of Seller to perform their material obligations under this Agreement including consummation of the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the correspondingly identified subsection of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 5.01     Incorporation and Authority of the Company.

(a)     The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Montana, and (ii) has the requisite corporate power and authority to operate the Business, except where the failures to be so incorporated or organized, in good standing or qualified, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Seller has made available to Buyer copies of the organizational documents of the Company, as amended and in effect as of the date hereof.

Section 5.02     Capital Structure of the Company; Ownership and Transfer of the Shares.

(a)     Section 5.02(a) of the Seller Disclosure Schedule sets forth (i) the authorized Capital Stock of the Company and (ii) the number of shares of each class or series of Capital Stock of the Company that are issued and outstanding, together with the registered holder thereof. All the outstanding shares of Capital Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company to issue, sell, purchase, return or redeem any of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock, and there are no shares of Capital Stock of the Company reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of the Company.

(b)     Seller owns all of the outstanding Capital Stock of the Company, free and clear of all Liens, other than any Buyer Liens arising as a result of this Agreement.

(c)     Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of the Company.

(d)     Except for Investment Assets acquired in the ordinary course of business consistent with past practice, the Company has no Subsidiaries.

Section 5.03     Statutory Statements; Absence of Undisclosed Liabilities.

(a)     Each of the Statutory Statements has been prepared in accordance with SAP (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company and presents fairly, in all material respects, the financial position and results of operations of the Company as at the respective dates and for the respective periods indicated, in accordance with SAP.

(b)     Seller has made available to Buyer copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements:” (i) the annual statements of the Company as of December 31, 2017, as filed with Montana Insurance Department and (ii) the quarterly statement of the Company as of and for the quarterly period ended June 30, 2018, as filed with the Montana Insurance Department. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

(c)     Except (i) as set forth in the Statutory Statements, (ii) for Liabilities and obligations incurred in the ordinary course of business since the Accounts Date and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Liabilities or obligations of the Company of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet prepared in accordance with SAP.

Section 5.04     Absence of Certain Changes. Except as contemplated by this Agreement, from the Accounts Date to the date of this Agreement, the Company has conducted the Business in the ordinary course and there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 5.05     Absence of Litigation.

(a)     As of the date hereof, there are no Actions (other than claims under insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto, within applicable policy limits, or Actions with respect to which Seller or the Company have not yet been served with process) pending or, to the Knowledge of Seller, threatened in writing against the Company.

(b)     There are no Actions pending or, to the Knowledge of Seller, threatened against Seller or the Company that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of Seller or the Company to enter into this Agreement.

Section 5.06     Compliance with Laws.

(a)     Since January 1, 2016, the Company has not been in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     The Company is not a party to, or bound by, any material Governmental Order applicable to it or its assets, properties or businesses.

Section 5.07     Governmental Licenses and Permits.

(a)     The Company owns, holds or possesses all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for it to conduct its Business and to own or use its assets and properties, as such Business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).

(b)     (i) All Permits are valid and in full force and effect, (ii) the Company is not in default or violation, in any material respect, of any of the Permits, and (iii) the Company is not the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Permit. Subject to obtaining the consents set forth in Section 4.03 of the Seller Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

Section 5.08     Intellectual Property.

(a)     Section 5.08(a) of the Seller Disclosure Schedule contains a true and correct list of all Patents, registered Trademarks and registered Copyrights that are owned by the Company (the “Owned Intellectual Property”).

(b)     To the Knowledge of Seller: (i) the operation of the Business as conducted on the date of this Agreement does not infringe or violate any Intellectual Property of any non-affiliated third party, (ii) no Person is engaging in any activity that infringes upon the Owned Intellectual Property and (iii) there is no pending or threatened Action before any Governmental Authority alleging that the operation of the Business as currently conducted infringes or violates the Intellectual Property of any non-affiliated third party or challenging the ownership, validity or enforceability of the Owned Intellectual Property, except in the case of clauses (i) and (ii) above, as has not had, and is not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     To the Knowledge of Seller, the Company owns or is licensed to use or otherwise possess legally enforceable rights to use all Owned Intellectual Property.

Section 5.09     Environmental Matters. Since January 1, 2016, the Company has not received a written notice, request for information, claim or demand from any Governmental Authority or third party alleging liability in connection with the violation of any Environmental Law that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or third party, as the case may be, there are no material judicial or administrative proceedings pending or, to the Knowledge of Seller, threatened against the Company arising under or relating to an Environmental Law, and since January 1, 2016 to the date hereof, the Company is and has been in compliance in all material respects with any applicable Environmental Laws.

Section 5.10     Material Contracts.

(a)     Section 5.10(a) of the Seller Disclosure Schedule lists each written contract, agreement, instrument or other legally binding and enforceable commitment (each, a “Material Contract”) in force as of the date hereof (other than Insurance Contracts, Reinsurance Agreements, and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of Investment Assets) to which the Company is a party, in each case, that:

(i)     involved aggregate payments by the Company in excess of $100,000 during the twelve (12)-month period ended December 31, 2016, or the delivery by the Company of goods or services with a fair market value in excess of $100,000 during the twelve (12)-month period ended December 31, 2016;

(ii)     involved receipt of payments by the Company in excess of, or any property with a fair market value in excess of, $100,000 during the twelve (12)-month period ended December 31, 2016;

(iii)     has a non-affiliated Person license (as licensor or licensee) material Intellectual Property to or from the Company that is material to the conduct of the Business as conducted as of the date hereof, other than nonexclusive licenses of Intellectual Property granted in the ordinary course of business such as to or from customers, vendors, suppliers or distributors;

(iv)     contains covenants limiting the ability of the Company in any material respect (taken as a whole) to engage in any line of business or to compete with any Person, in each case, except for contracts and agreements that limit the ability of the Company to solicit the employment of, or hire individuals employed by, other Persons;

(v)     is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee of any obligation for borrowed money of any Person or any other Liability in respect of indebtedness for borrowed money of any Person, in each case, involving Liabilities in excess of $100,000;

(vi)     any material limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;

(vii)     is a material third-party administration or other insurance policy administration agreement relating to the Insurance Contracts; or

(viii)     is an investment management agreement with any Affiliate of the Company.

(b)     Copies of all Material Contracts have been provided to Buyer. Each Material Contract is a legal, valid and binding obligation of the Company, Seller or its Affiliates party thereto, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the Company, Seller or its Affiliates party thereto, and, to the Knowledge of Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and none of the Company, Seller or any of its Affiliates nor, to the Knowledge of Seller, any other party to a Material Contract, is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

Section 5.11     Affiliate Transactions. Section 5.11 of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all material contracts, agreements, leases, licenses and other instruments (whether or not reduced to writing), other than any Insurance Contracts, between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand (collectively, “Intercompany Agreements”).

Section 5.12     Insurance Issued or Assumed by the Company.

(a)     Section 5.12 of the Seller Disclosure Schedule sets forth a true and correct list of all issued and outstanding Insurance Contracts. Examples of the policy forms used for such Insurance Contracts have been provided to Buyer. Seller has requested from the TPA a copy of each in-force Insurance Contract. To the extent the TPA delivers any copy of an in-force Insurance Contract to Seller, whether before or after Closing, Seller shall deliver all such copies to Buyer as soon as practicable.

(b)     As of the date hereof, there are no material unpaid claims or assessments made against the Company by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(c)     Seller is not aware of a material failure of the TPA to comply with the terms of the TPA Agreement, and neither Seller nor the Company has instructed the TPA to process claims otherwise than in the ordinary course of business and in accordance with past practice.

(d)     Since January 1, 2016, no material deficiencies have been asserted in writing by any Governmental Authority with respect to any premium rate filings that have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

Section 5.13     Reinsurance. Section 5.13 of the Seller Disclosure Schedule sets forth a true and correct list of all reinsurance agreements to which the Company is a party and has any existing material rights or material obligations as of the date hereof (each, a “Reinsurance Agreement”). Each Reinsurance Agreement is a legal, valid and binding obligation of the Company and, to the Knowledge of Seller, each other party thereto, and is enforceable against the Company, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)). Neither the Company nor, to the Knowledge of Seller, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such reinsurance treaty or agreement, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). There are no pending or, to the Knowledge of Seller, threatened Actions with respect to any Reinsurance Agreement.

Section 5.14     Distributors and Brokers; Third-Party Administrators; Employees.

(a)     To the Knowledge of Seller, in the last twelve (12) months prior to the date hereof and currently, there have been and are no insurance agents, underwriters, wholesalers, brokers, reinsurance intermediaries or distributors appointed by or acting on behalf of the Company. In the last twelve (12) months prior to the date hereof and currently, there have been and are no employees of the Company.

(b)     To the Knowledge of Seller, since January 1, 2016 to the date hereof, each third-party administrator that managed or administered insurance business for the Company, at the time such Person managed or administered such business, was duly licensed as required by Law (for the type of business managed or administered on behalf of the Company), and to the Knowledge of Seller, no such third-party administrator is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration or management of insurance business for the Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities, are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.15     Investment Assets. Seller has made available to Buyer a true and correct list of all investment assets owned by, or held in trust for the benefit of, the Company, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives as of June 30, 2018 (“Investment Assets”). The Company, or a trustee acting on the Company’s behalf, has valid title to all Investment Assets, free and clear of any Liens other than Permitted Liens.

Section 5.16     Insurance. As of the date of hereof, Seller or its Affiliates, with respect to the Company, maintain the insurance policies and coverages set forth in Section 5.16 of the Seller Disclosure Schedule, and all such policies are in full force and effect and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect.

Section 5.17     Property. The Company does not own or lease any real property or interests in real property, except for Investment Assets.

Section 5.18     Taxes.

(a)     All (i) material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and (ii) amounts shown on such Tax Returns as due have been fully and timely paid.

(b)     The Company has complied in all material respects with all applicable Laws relating to withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c)     Since January 1, 2016, Seller has not received written notice from any Tax Authority regarding a delinquency in required filings or unpaid Tax obligations that has not been cured or otherwise resolved to the satisfaction of such Taxing Authority.

(d)     No written waiver of any statute of limitations relating to income Taxes for which the Company is liable has been granted. All material deficiencies asserted in writing or assessments made in writing, as a result of any examinations by any Tax Authority of Tax Returns of the Company, have been fully paid or are being contested in good faith, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are in progress with respect to which the Company has received written notice thereof from a Tax Authority.

(e)     The Company is not a party to any Tax sharing or similar Tax agreements (relating to sharing of consolidated, combined or unitary Taxes among members of a consolidated, combined or unitary group) pursuant to which it will have any obligation to make any material payments after the Closing Date, other than any such obligations that arise pursuant to this Agreement.

This Section 5.18 below contains the sole and exclusive representations and warranties related to Tax matters and nothing in this Section 5.18 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Article X. None of the representations and warranties in this Section 5.18 are made with respect to Taxes in respect of any Insurance Contracts, including any obligations in respect of withholding, information reporting or record-keeping in respect thereto.

Section 5.19     Insurance-Product-Related Tax Matters.

(a)     The Tax treatment of each Insurance Contract that was in force on or after January 1, 2016 is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by the Company to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed to qualify at the time of issuance (or subsequent modification). For purposes of this Section 5.19, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 817, 7702, 7702A and 7702B of the Code.

(b)     All Insurance Contracts that were in force on or after January 1, 2016 that are subject (i) neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code, (ii) to Section 101(f) of the Code satisfy the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code and (iii) to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.

(c)     None of the Insurance Contracts that were in force on or after January 1, 2016 is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract,” declined to have such treatment corrected and has not subsequently requested to have such treatment corrected.

(d)     Each Insurance Contract that was in force on or after January 1, 2016 that is subject to Section 817 of the Code complies with, and, at all times since issuance, has complied with, the diversification requirements applicable thereto, and the Company is treated, for federal Tax purposes, as the owner of the assets underlying such Insurance Contract.

(e)     The Company has not entered into any agreement or is involved in any discussions or negotiations with the IRS, or otherwise has requested relief from the IRS, regarding the failure of any insurance or annuity policy or contract (or any binders, slips, certificates, endorsements or riders thereto) currently in force to meet its intended Tax treatment.

(f)     The Company is not a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force, or of any claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof.

(g)     The Company is not a party to any “hold harmless” indemnification agreement under which it is liable for the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force.

This Section 5.19 contains the sole and exclusive representations and warranties made with respect to Taxes in respect of any Insurance Contracts, including any obligations in respect of withholding, information reporting or record-keeping in respect thereof, or the Tax treatment thereof.

Section 5.20     Regulatory Filings

(a)     The Company has filed all material reports, statements, registrations, filings, notices or submissions required to be filed with any Governmental Authority since January 1, 2016. All such reports, statements, registrations, filings, notices or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority with respect to such registrations, filings or submissions that have not been addressed or satisfied.

(b)     Seller has made available for inspection by Buyer (i) any reports of examination (including financial, market conduct and similar examinations) of the Company issued by any insurance Governmental Authority, in any case, since January 1, 2016, (ii) all material Insurance Holding Company System Act filings or submissions made by the Company with any insurance Governmental Authority since January 1, 2016 through the date hereof and (iii) all analyses and reports submitted by the Company to the Montana Insurance Department since January 1, 2016 relating to its risk-based capital calculations, with the exception of the Own Risk Solvency Assessment (“ORSA”) Summary Report, which is prepared on a consolidated-basis and contains proprietary and confidential competitive information about Seller’s life and annuity segments. As of the date hereof, all material deficiencies or violations noted in the examination reports described in clause (i) above have been resolved to the reasonable satisfaction of the insurance Governmental Authority that noted such deficiencies or violations.

(c)     The Company is not “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

Section 5.21     Seller Guarantee. To the Knowledge of Seller, there are no Seller Guarantees.

Section 5.22     NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE, AS SUPPLEMENTED), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER, THE BUSINESS, THE INSURANCE CONTRACTS, THE RESERVES, THE STATUTORY STATEMENTS, THE SHARES, THE COMPANY OR THE ASSETS AND PROPERTIES OF THE COMPANY, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS, OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, DISTRIBUTORS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON.

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Except as set forth in the correspondingly identified subsection of the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:

Section 6.01     Incorporation and Authority of Buyer.

(a)     Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Kansas.

(b)     Buyer has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of this Agreement. The execution and delivery by Buyer, the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under this Agreement have been (or will be prior to the Closing) duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.02     No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 6.03 have been obtained or taken, except as otherwise provided in this Article VI and except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement do not and will not (a) violate or conflict with the organizational documents of Buyer, (b) violate or conflict with any Law or other Governmental Order applicable to Buyer or by which it or its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Buyer pursuant to any material note, bond, mortgage, indenture or contract which or any of their Subsidiaries is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 6.03     Consents and Approvals. Except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Buyer does not, and the performance by Buyer, and the consummation by Buyer of the transactions contemplated by, this Agreement will not, require any Governmental Approval to be obtained or made by Buyer or any of their Affiliates prior to the Closing, the failure to obtain or make any or all of which would reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.04     Absence of Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing, against Buyer that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of Buyer to enter into this Agreement.

Section 6.05     Securities Matters. The Shares are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Buyer understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.

Section 6.06     Financial Ability. Buyer has, and will have at the Closing, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by this Agreement. Buyer has not incurred any Liabilities or obligations, or is contemplating or aware of any Liabilities or obligations, in either case, that would impair or adversely affect such resources and capabilities. The obligations of Buyer, to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 6.07     Investigation. Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Business and (b) has been furnished with or given adequate access to such information about the Company and the Business as it has requested. The only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants and agreements expressly made in this Agreement and Seller makes no other express or implied representation or warranty with respect to the Company, Insurance Contracts, or the Business, and no express or implied representation or warranty with respect to any information provided by Seller or its Affiliates or Representatives, whether or not in the electronic data room established by Seller for Buyer, including as to (i) the operation of the Company by Buyer after the Closing in any manner or (ii) the probable success or profitability of the ownership, use or operation of the Company or the Business by Buyer after the Closing. Except for the representations and warranties of Seller expressly set forth herein, Buyer has not relied upon any representations or warranties or other information made or supplied by or on behalf of Seller or by any Affiliate of Seller.

Section 6.08     Brokers; No Inducement or Reliance; Independent Assessment.

(a)     Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

(b)     Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, the Company, or their respective Affiliates or Representatives that are not expressly set forth in Article IV and Article V (including the Seller Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.

(c)     Without limiting the foregoing, none of the Company, Seller or their Affiliates or Representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer or any other Person (including Buyer’s Affiliates or Representatives) in connection with Buyer’s review of the Company and the Business. In addition, except as otherwise set forth herein, any estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of Seller, including any confidential information memorandum, or any other communication, the electronic data room and all management presentations established or provided in connection with the transactions contemplated by this Agreement, (i) are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates and (ii) other than in the case of fraud, shall not form the basis, in whole or in part, for any claim against Seller or any of its Affiliates. Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV and Article V, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THE COMPANY, THE BUSINESS, THE INSURANCE CONTRACTS, AND ANY OTHER ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY OR THIRD-PARTY SOFTWARE ARE BEING CONVEYED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT.

Section 6.09     Regulatory Matters. Within the past five (5) years, no Governmental Authority has revoked any license or status held by Buyer or any of its Affiliates to conduct insurance operations. Buyer and its Affiliates meet all of the requirements on the part of such respective entity set forth by applicable Law (including the Laws of its jurisdiction of formation) in order for all necessary Governmental Approvals to be obtained, and there are no facts, events or circumstances, involving or relating to Buyer or any of its Affiliates, that may prevent or delay the granting of any such Governmental Approvals.

Section 6.10     Financial Statements. Section 6.10 of the Buyer Disclosure Schedule sets forth the audited annual and unaudited quarterly balance sheets of Buyer as of December 31, 2017 and June 30, 2018, respectively, and the related audited annual and unaudited quarterly consolidated statements of income (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements has been prepared in all material respects in accordance with the statutory accounting principles prescribed or permitted by Buyer’s domiciliary state as in effect at the relevant time (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements) and in material conformity with the practices consistently applied by Buyer and presents fairly, in all material respects, the financial position and results of operations of Buyer as at the respective dates and for the respective periods indicated, in all material respects in accordance with SAP.

Article VII
ACTIONS PRIOR TO THE CLOSING DATE

Section 7.01     Conduct of Business Prior to the Closing.

(a)     Except as required by applicable Law, as otherwise contemplated by or necessary to effectuate this Agreement, and except for matters identified in Schedule 7.01(a), from the date of this Agreement through the Closing, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause the Company to conduct its Business in the ordinary course and to refrain from taking any of the following actions:

(i)     transfer, issue, sell or dispose of any Capital Stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of the Company;

(ii)     adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(iii)     amend the certificate of incorporation or by-laws of the Company;

(iv)     make any material change in the underwriting, claims administration, investment, reserving or financial accounting policies, practices or principles of the Company, as applicable, in effect on the date hereof (other than any change required by, SAP or, in respect of underwriting, claims administration or investment, in the ordinary course of business);

(v)     incur any indebtedness for money borrowed from third parties (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in the ordinary course of business consistent with past practice, including transactions with respect to Investment Assets);

(vi)     other than in the ordinary course of business, modify, amend (in any material respect) or terminate (other than at its stated expiry date) any Material Contract or any Reinsurance Agreement or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract or Reinsurance Agreement;

(vii)     other than with respect to the Investment Assets or in the ordinary course of business, purchase, sell, lease, exchange or otherwise dispose of or acquire any property or assets; provided that neither Seller nor the Company shall re-invest any Investment Asset that matures or is otherwise converted to cash at or prior to the Closing without the prior written consent of Buyer;

(viii)     acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing except for acquisitions of Investment Assets;

(ix)     settle any litigation or claim against the Company (other than claims under the Insurance Contracts, or any binders, slips, certificates, endorsements or riders thereto, within applicable policy limits), other than (A) any such settlement that is solely a monetary settlement that requires payment by the Company of less than $10,000 or (B) settlement of any such litigation or claim to the extent reserved against in the Statutory Statements;

(x)     default under any indebtedness or, other than in the ordinary course of business and consistent with past practice, cancel or compromise any material indebtedness or waive any material rights without receiving a realizable benefit of similar or greater value;

(xi)     enter into any new line of business, introduce any new products, or change in any material respect existing products;

(xii)     undertake or commit to make any capital expenditures; or

(xiii)     enter into any legally binding commitment with respect to any of the foregoing.

Section 7.02     Access to Information.

(a)     From the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, give Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours, reasonable access to all books, records, officers and other facilities and properties of the Company; provided, that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates (including the Company).

(b)     Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall have no obligation to make available to Buyer or its Representatives, or to provide Buyer or its Representatives with access to or copies of (i) any Tax Return filed by Seller or any of its Affiliates (other than the Company) or predecessors, or any related material or (ii) any other information, in each case if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that Seller shall cooperate with any requests for, and use its reasonable best efforts to obtain any, waivers that would enable any otherwise required disclosure to Buyer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.

Section 7.03     Regulatory and Other Authorizations; Consents.

(a)     Each of Buyer and Seller shall, and shall cause each of its applicable Affiliates to, (i) as soon as reasonably practicable following the date hereof (and, in the case of such filings, applications and notifications, in no event more than thirty (30) days following the date hereof) make all filings, applications and notifications with each Governmental Authority required to be made by such party, and use its reasonable best efforts to promptly obtain all Governmental Approvals, in each case, that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and (ii) take all actions as may be required or requested by any applicable Governmental Authorities or as may otherwise be necessary in order to obtain such Governmental Approvals, including by (A) seeking to prevent the initiation of, and defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, (B) the prompt provision to a Governmental Authority of non-privileged information and documents requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (C) avoiding the entry of, or causing to be lifted or rescinded, any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement. The parties shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither Seller nor Buyer shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required Governmental Approvals.

(b)     In furtherance of and not in limitation of the foregoing, to the extent necessary to (i) comply with any conditions imposed by any Governmental Authority on its approval of the transactions contemplated by this Agreement, (ii) prevent the enactment, entry, enforcement or promulgation of any applicable Law restraining or prohibiting the transactions contemplated by this Agreement or (iii) vacate, modify or suspend any injunction or order that would make the consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would prevent or delay the consummation of the transactions contemplated by this Agreement, Buyer shall offer to accept an order to (A) divest such portion of (I) the assets and businesses of the Company or (II) the assets and businesses of Buyer and its Affiliates, (B) terminate any existing relationships or contractual rights and obligations, (C) hold separate such assets and businesses pending such divestiture, (D) increase the capitalization of Buyer or its Affiliates or (E) otherwise take or commit to take actions that, after the Closing Date, would limit Buyer’s or its Affiliates’ (including the Company’s) freedom of action with respect to, or ability to retain, one or more of the businesses, locations, employees, product lines or assets of Buyer and its Affiliates (including the Company).

(c)     Seller and Buyer shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand. Except as otherwise required or requested by the applicable Governmental Authority, neither Seller nor Buyer shall agree, nor shall Seller or Buyer permit the Company to agree, to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and Section 7.02, Seller and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, that neither party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information. Neither party shall be required to comply with any provision of this Section 7.03(c) to the extent that such compliance would be prohibited by applicable Law.

(d)     Third-Party Consents.

(i)     Prior to the Closing, except as otherwise agreed by the parties, each party shall cooperate with the other and use reasonable best efforts to make or obtain the Third-Party Consents set forth in Schedule 7.03(d); provided, that neither party shall be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities, make any accommodations or provide any other consideration in order to obtain any such Third-Party Consent.

(ii)     From and after the Closing Date through the one month anniversary of the Closing Date, the parties shall continue to use reasonable best efforts to obtain, as promptly as practicable, any such required Third-Party Consents that have not been obtained as of the Closing Date; provided, that neither party shall be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities, make any accommodations or provide any other consideration in order to obtain any such Third-Party Consent.

Section 7.04     Intercompany Obligations. Except for the intercompany obligations set forth in Schedule 7.04, Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment.

Section 7.05     Intercompany Arrangements.

(a)     Except as (i) otherwise contemplated by this Agreement, (ii) set forth in Schedule 7.05 or (iii) otherwise agreed by Seller and Buyer, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to remove the Company as a party or terminate prior to or concurrently with the Closing all Intercompany Agreements, after giving effect to Section 7.04.

Section 7.06     Supplements to Seller Disclosure Schedule. From time to time prior to the Closing, Seller shall be permitted to supplement or amend the Seller Disclosure Schedule solely to reflect any event, change or circumstance first arising after the date hereof, and each such supplement and amendment shall be deemed for all purposes of this Agreement to be incorporated into the Seller Disclosure Schedule. If any event, change or circumstance reflected in such supplement or amendment, absent the delivery by Seller of such supplement or amendment, would, individually or in the aggregate with any event, change or circumstance reflected in any other supplement delivered by Seller pursuant to this Section 7.06, result in, if occurring or continuing as of the Closing Date, the failure of a condition set forth in Section 11.02(a) to be satisfied, then Buyer shall have the right to terminate this Agreement upon written notice to Seller delivered no later than ten (10) Business Days following the delivery by Seller of such supplement or amendment.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.01     Access to Information. After the Closing, Buyer shall, and shall cause its Affiliates (including the Company) to, preserve, in accordance with and until such date as may be required by, Buyer’s, or its applicable Affiliates’ standard document retention policies (but for not less than six (6) years from the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date records related to the Company possessed or controlled by such Person. During such period, upon any reasonable request from Seller or its Representatives, Buyer or any of its Affiliates holding such records shall (i) provide to Seller or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Buyer or its Affiliates holding such records and (ii) permit Seller to make copies of such records, in each case, at no cost to Seller or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require Buyer or its Affiliates to disclose any information to Seller if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that Buyer and its Affiliates shall cooperate in any reasonable best efforts and requests for waivers that would enable otherwise required disclosure to Seller or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.02(d)(iv)) require Buyer or its Affiliates to disclose its Tax records (except for Tax records of, or with respect to, the Company) or any personnel or related records. Such records may be requested under this Section 8.01 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure, compliance with contractual obligations of Seller or its Affiliates or other similar purpose. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such records may be destroyed by Buyer if Buyer sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless Seller notifies Buyer that Seller desires to obtain possession of such records, in which event Buyer shall transfer the records to Seller and Seller shall pay all reasonable out-of-pocket expenses of Buyer in connection therewith.

Section 8.02     Books and Records.

(a)     At the Closing, (i) all books and records of the Company and the Business shall be transferred to Buyer and (ii) Seller shall transfer, or cause to be transferred, to Buyer all original corporate records of the Company relating to the legal existence, ownership and corporate governance of the Company and all Permits of the Company, in each case possessed or controlled by Seller or its Affiliates and that are not otherwise possessed or controlled by the Company. Prior to the Closing, Seller and Buyer shall cooperate in good faith to develop and implement a plan that will result in the delivery or transfer of all other books and records of the Company and the Business to Buyer or the Company at, or as soon as reasonably practicable following, the Closing. Subject to Section 8.03(b), except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and their business relating to periods ending on or prior to the Closing Date.

(b)     After the Closing, Seller shall, and shall cause its Affiliates to, preserve, in accordance with Seller’s, or its applicable Affiliates’, standard document retention policies and until such date as such books and records are transferred to Buyer or the Company, all pre-Closing Date books and records of the Company and the Business that have not been transferred to Buyer. During such period, upon any request from Buyer or its Representatives, Seller or any of its Affiliates holding such records shall (i) provide to Buyer or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Seller or its Affiliates holding such records and (ii) permit Buyer to make copies of such records, in each case, at no cost to Buyer or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require Seller or its Affiliates to disclose any information to Buyer if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that Seller and its Affiliates shall cooperate in any reasonable best efforts and requests for waivers that would enable otherwise required disclosure to Buyer or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.02(d)(iv)) require Seller or its Affiliates to disclose its Tax records (except for Tax records of, or with respect to, the Company) or any personnel or related records.

Section 8.03     Confidentiality.

(a)     The terms of the confidentiality agreement, dated May 15, 2018 (the “Confidentiality Agreement”), between American Republic Insurance Company and its Affiliates and US Alliance Corporation and its Affiliates are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, that any party’s remedy with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing shall survive the Closing. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)     From and after the Closing, Seller and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the Company or the Buyer obtained prior to the Closing Date or obtained from Buyer or its Affiliates pursuant to Section 8.01.

(c)     From and after the Closing, Buyer and its Affiliates (including the Company) shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from Seller or its Affiliates prior to the Closing Date, other than information to the extent relating to the Company.

(d)     The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Company (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.

Section 8.04     Insurance.

(a)     Except as expressly provided in Section 8.04(b), effective at the time of the Closing, the Company shall cease to be insured by any insurance policies of Seller and its Affiliates (other than the Company).

(b)     With respect to events or circumstances relating to the Company that occurred or existed prior to the Closing Date that are covered by occurrence-based third-party liability insurance policies and any workers’ compensation insurance policies that apply to the locations at which the businesses of the Company operate, the Company may make claims under such policies and programs; provided, that by making any such claims, Buyer agrees to reimburse Seller for any increased costs incurred by Seller or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are reasonably determined in accordance with those policies and programs generally applicable from time to time to Seller and its Affiliates; provided, further, that the Company shall not be permitted to make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by Buyer or any of its Affiliates (including, after the Closing, the Company). As of the second (2nd) anniversary of the Closing Date, the Company shall no longer have access to such occurrence-based third-party liability insurance policies of Seller and its Affiliates and Buyer shall assume full responsibility for, and release Seller and its Affiliates from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date. Any proceeds received by Seller or any of its Affiliates after the Closing for third-party claims under occurrence-based third-party liability insurance policies or workers’ compensation insurance policies with respect to Losses occurring prior to the Effective Time in respect of the Company shall be for the benefit of Buyer unless such proceeds relate to expenditures that have been made prior to the Effective Time or any business interruption prior to the Effective Time.

Section 8.05     Trade Names and Trademarks.

(a)     Other than as contemplated in this Agreement, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by Seller or its Affiliates (other than the Company), including the name “Great Western Life Insurance Company,” “Great Western Insurance Company,” “GWLIC,” or “GWIC,” or any Trademark or Internet domain name related thereto or employing the words “Great Western Life Insurance Company,” “Great Western Insurance Company,” “GWIC,” or any variation of the foregoing or any confusingly similar Trademark or Internet domain name, (including in any and all goodwill, registrations and applications relating thereto) (collectively, the “Seller Names and Marks”), and, except as otherwise expressly provided in this Agreement, neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall have any rights in the Seller Names and Marks and neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names and Marks. Buyer hereby consents to Seller causing the Company to transfer all rights, title, and interests in and to the Seller Names and Marks to Seller or any of its Affiliates prior to the Closing, and such transfer(s) shall not constitute a breach of any term or condition of this Agreement.

(b)     Except as otherwise provided in this Agreement, or in connection with historical references to the Business, following the Closing Date, Buyer and its Affiliates (including the Company) shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words and all Trademarks or Internet domain names similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. Seller shall allow Buyer a forty-five (45) day grace period following Closing for Buyer to comply with its obligations under Section 8.05(b)-(c). Upon mutual written consent by the parties, which consent shall not be unreasonably withheld by either party, the forty-five (45) day grace period may be extended for up to an additional forty-five (45) days. However, under no circumstances shall the grace period be in effect beyond ninety (90) days following the Closing Date. Subject to the foregoing, the rights of the Company to the Seller Names and Marks pursuant to the terms of any existing trademark agreements shall terminate on the Closing Date. As of and after the Closing Date, Buyer and its Affiliates (including the Company) shall not expressly, or by implication, do business as or represent themselves as Seller or an Affiliate of Seller.

(c)     In accordance with the terms of this Agreement and on the date(s) specified herein, Buyer and its Affiliates (including the Company) shall re-label, destroy, delete or exhaust all materials bearing the Seller Name and Marks in Buyer’s possession or control, including signage, advertising, promotional materials, Software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, websites and other materials (except to the extent any such materials must be retained to comply with applicable Laws or document retention notices issued by any Governmental Authority), and make all filings with any office, agency or body to effect the elimination of any use of the Seller Name and Marks from the businesses of the Company, to the extent required to bring Buyer and its Affiliates into compliance with this Section 8.05. Thereafter, Buyer shall send a written statement to Seller verifying that it has re-labeled, destroyed, deleted or exhausted all materials in its possession or control bearing the Seller Name and Marks and shall send Seller representative samples of how Buyer is then using advertising and promotional materials that do not include Seller Name and Marks to the extent required by the foregoing sentence. Buyer shall take all necessary action to ensure that its Affiliates comply with this Section 8.05, and shall use commercially reasonable efforts to enforce its rights under the TPA Agreement with respect to the TPA’s use of Seller Name and Marks, including upon the termination of the TPA Agreement.

(d)     In the event Buyer or any Affiliate of Buyer (including the Company after the Closing) violates any of its obligations under this Section 8.05, Seller and its Affiliates may proceed against Buyer or its Affiliates in law or in equity for such damages or other relief as a court may deem appropriate. A violation of this Section 8.05 may cause Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages. In the event of any actual or threatened violation of this Section 8.05, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.05 without the necessity of posting a bond.

(e)     At the Closing, Buyer shall execute any necessary documentation in order to amend the organizational documents with respect to the Companies such that the Company can effect a change in its name to a name not containing and not confusingly similar to any of the Seller Name and Marks. Immediately after the Closing, Buyer shall cause the Company to file the application documents to register a new trade name with each applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 8.05 as soon as reasonably practicable. Within fifteen (15) days after the Closing, Buyer shall cause the Company to file the application documents to register a new trade name, which new trade name will comply with all applicable Laws, with each applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 8.05 as soon as reasonably practicable.

Section 8.06     Guaranties. Buyer shall use all commercially reasonable efforts to cause Seller and its Affiliates to be fully and irrevocably released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller or its Affiliates (including the Company) relating to the Business and which are disclosed to Buyer by Seller or of which Buyer otherwise becomes aware (collectively, the “Seller Guaranties”). If Buyer is unable to effect such a substitution and release with respect to any Seller Guarantee, Buyer shall indemnify Seller against any and all Loss or Expense arising from such Seller Guarantee to the extent such Loss or Expense is attributable to Buyer’s or the Company’s default, breach, action or inaction with respect to the obligation underlying such Seller Guarantee. Without limiting the foregoing, after the Closing Date, Buyer will not, and will not permit any of its Affiliates, successors or assigns to, (i) renew, extend, amend or supplement any contract or otherwise extend the term of or increase any obligation that is covered by or the subject of a Seller Guarantee, (ii) transfer to a third party any such contract or other obligation or (iii) obtain a release from all obligations under such contract or other obligation contemplated by clause (i) or (ii), without providing Seller with evidence reasonably satisfactory to it that the Seller Guarantee has been irrevocably and fully irrevocably released. Any cash or other collateral posted by Seller or its Affiliates (including the Company) in respect of any Seller Guarantee shall be delivered to Seller promptly following such release.

Section 8.07     D&O Liabilities. From and after the Closing Date until the fourth (4th) anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, maintain in full the indemnification obligations set forth in the organizational documents of the Company, as in effect immediately prior to the Closing, with respect to all past directors, officers and managers of the Company as well as all directors, officers and managers of the Company as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith. Buyer, Seller and any Person entitled to indemnification under this Section 8.07 shall cooperate in the defense of any litigation under this Section 8.07 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.08     Further Action.

(a)     Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable and (iv) shall cooperate in good faith to facilitate an orderly Closing and transition.

(b)     Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article XI. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

Article IX
RESERVED

Article X
TAX MATTERS

Section 10.01     Liability for Taxes.

(a)     The Company has made an estimated Tax payment of its 2018 Federal and Montana income and premium taxes (the “2018 Tax Estimate”) to the appropriate Tax Authority. To the extent the 2018 Tax Estimate paid by the Company is less than or does not fully cover any Taxes owed by the Company for any taxable period (or portion thereof, as determined under Section 10.01(c)) ending on or prior to the Closing Date, Seller shall be liable for and pay, and shall indemnify and hold harmless the Buyer Indemnified Parties, from the remaining amount of any such Taxes; provided, that Seller shall not be liable for or pay, and shall not indemnify Buyer from and against, (A) any Taxes that result from any actual or deemed election under Sections 336(e) or 338 of the Code or any similar provisions of state, local or foreign Law as a result of the purchase of the Shares or that result from Buyer, any Affiliate of Buyer or (on or after the Closing Date) the Company engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company for foreign, federal, state, local or other Tax purposes, (B) any Taxes for which Buyer is liable under Section 10.01(b) and (C) any Taxes to the extent taken into account as a Liability or reserve for Taxes in preparing the Statutory Statements as of the Accounts Date (Taxes described in this proviso, “Excluded Taxes”). Seller shall be entitled to any refund of Taxes, including but not limited to the 2018 Estimate, received by Buyer or its Affiliates for any taxable period ending on or prior to the Closing Date and any other amounts credited against Tax for a taxable period ending on or prior to the Closing Date (excluding any refund or credit attributable to any loss incurred in a taxable period beginning after the Closing Date and applied (e.g., as a carryback) to income in a taxable period ending on or prior to the Closing Date). Any such refunds or credits received or utilized by Buyer or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt or utilization of such refund or credit, paid over to Seller. Buyer shall and shall cause its Affiliates to take reasonable steps to secure any such refund or credit that would be available.

(b)     Buyer shall be liable for and pay, and shall indemnify and hold harmless the Seller Indemnified Parties from and against, any Losses with respect to (i) any breach or failure of Buyer to perform any of its covenants or obligations contained in this Article X, (ii) Taxes imposed or required to be paid by a Seller Indemnified Party arising as a result of actions taken by the Company after the Closing Date and (iii) Excluded Taxes.

(c)     For purposes of Section 10.01(a) and Section 10.01(b), whenever it is necessary to determine the liability for Taxes of the Company for a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined in the following manner:

(i)     in the case of any Taxes that are either based on or related to income or receipts, by assuming that the Straddle Period consisted of two stub periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, items of income, gain, deduction, loss or credit of the Company for the Straddle Period will be allocated between such two stub periods or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (1) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing will be allocated to the stub period that is deemed to begin at the beginning of the day following the Closing Date, and (2) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two stub periods or periods on a daily basis; and

(ii)     in the case of Taxes not described in subparagraph (i) above that are imposed on a period basis and measured by the level of any item, such Taxes will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is either the number of calendar days in the Straddle Period ending on and including the Closing Date or the number of calendar days in the Straddle Period after the Closing Date, as the case may be, and the denominator of which is the number of calendar days in the entire relevant period.

(d)     Notwithstanding anything herein to the contrary, Buyer shall pay, and shall indemnify Seller against, any real property transfer or gains Tax, Transfer Taxes, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

Section 10.02     Tax Returns.

(a)     Seller shall, at its own expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed for taxable periods ending on or before Closing. Seller shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice in all material respects. Seller shall provide Buyer a draft copy of any material Tax Return it is required to file pursuant to this Section 10.02(a) at least thirty (30) days prior to the due date of such Tax Return and shall consider in good faith any comments made by Buyer.

(b)     Buyer shall, at its own expense, file or cause to be filed all Tax Returns required to be filed with respect to the Company for taxable periods ending after the Closing Date, and Buyer shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns, subject to its right of indemnification under Section 10.01(a). Upon the written request of Buyer, Seller shall pay to Buyer, no later than five (5) days prior to the due date for the applicable Tax Return, the Taxes which are payable with respect to any Tax Return to be filed by Buyer pursuant to this Section 10.02(b) for which Seller is liable under Section 10.01(a). All such Tax Returns shall be prepared in a manner consistent with the Company’s past practice (A) to the extent consistent with applicable law or (B) in the case the applicable law is unclear, to the extent the past practice of the Company is supported by authority at a “more likely than not” level of confidence, in the good faith judgment of the Buyer. Buyer shall provide Seller a draft copy of any material Tax Return for a Straddle Period that it is required to file pursuant to this Section 10.02(b) at least thirty (30) days prior to the due date of such Tax Return and shall consider in good faith any comments made by Seller. Buyer may, at its sole discretion, cause the Company to make to make a “closing of the books” election, pursuant to Section 382 of the Code and the regulations thereunder, on the Tax Return filed with respect to the year or period that includes the Closing Date.

(c)     None of Buyer, Seller or the Company shall (i) withdraw, repudiate, amend, refile or otherwise modify, or cause or permit to be withdrawn, repudiated, amended, refiled or otherwise modified, any Tax Return filed by, (ii) make or change any material Tax election or any annual Tax accounting period with respect to, (iii) change any method of Tax accounting with respect to, (iv) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment with respect to or (v) surrender any material right or claim to refund of Taxes with respect to, the Company for any taxable year or period beginning on or before the Closing Date without the prior written consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 10.02(c) shall limit the Buyer or Company’s right or ability to file a claim for refund of Taxes of the Company for periods beginning on or before the Closing Date.

(d)     Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall:

(i)     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 10.01;

(ii)     assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.02, and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)     cooperate fully in preparing for and defending any audits of, or disputes with, taxing authorities regarding, any Tax Returns of the Company;

(iv)     make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company; and

(v)     furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable under the terms of this Agreement.

Section 10.03     Audits.

(a)     Buyer shall notify Seller regarding, and within ten (10) days after, the receipt by Buyer or Affiliate of Buyer (including the Company) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company to the extent relating to any taxable year or period (or portion thereof) ending on or before the Closing Date; provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.

(b)     Notwithstanding anything to the contrary contained in this Agreement, Seller shall control the resolution of any inquiry, claim, assessment, audit or event to the extent relating solely to (i) taxable periods ending on or before the Closing Date, and in connection therewith Seller may employ counsel of Seller’s choice at Seller’s expense; provided, that Seller shall have no right to represent the Company’s interests in any inquiry, claim, assessment, audit or event unless Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith, and provided, further that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such inquiry, claim, assessment, audit or event. Notwithstanding the foregoing, Seller shall not settle any such inquiry, claim, assessment, audit or event, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability of the Company that could reasonably be expected to have a material impact on Buyer or the Company for any taxable period (or portion thereof) ending after the Closing Date, unless Seller has obtained the prior consent of Buyer which consent shall not be unreasonably withheld, conditioned or delayed by Buyer.

(c)     Notwithstanding anything to the contrary contained in this Agreement, Buyer shall control the resolution of any inquiry, claim, assessment, audit or event to the extent relating in whole or in part to the Straddle Period, and in connection therewith may employ counsel of Buyer’s choice at Buyer’s expense; provided, that Seller and their respective representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such inquiry, claim, assessment, audit or event to the extent relating to Taxes for which Seller may be liable pursuant to Section 10.01(a). Notwithstanding the foregoing, Buyer shall not settle any such inquiry, claim, assessment, audit or event, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability of the Company for which Seller may be liable pursuant to this Section 10.03(c) and Section 10.01(a) unless Buyer has obtained the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed by Seller.

(d)     Buyer shall have the sole right to defend the Company with respect to any issue, and settle any inquiry, claim, assessment, audit or event, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability of the Company to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

Section 10.04     Other Tax Matters.

(a)     The indemnification provided for in this Article X shall be the sole remedy for any claim in respect of Taxes and the provisions of Article XIII shall not apply to such claims, except as expressly provided. Indemnification provided for in this Article X shall be calculated on an After-Tax Basis.

(b)     Any claim for indemnity under this Article X may only be made at a time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant Taxable period (including all periods of extension, whether automatic or permissive).

(c)     The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(d)     Following the Closing, Buyer shall not permit the Company to claim any minimum tax credit, within the meaning of Section 53 of the Code, against federal or state income Tax, which credit arose with respect to Taxable years or periods (or portions thereof) ending on or prior to the Closing Date during which the Company was affiliated with Seller, within the meaning of Section 1504(a) of the Code, determined without regard to the restrictions under Section 1504(b) of the Code.

Article XI
CONDITIONS TO CLOSING AND RELATED MATTERS

Section 11.01     Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a)     Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Section 6.01 shall be true and correct in all respects as of the Closing as if made on the Closing Date, the other representations and warranties of Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the Closing as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be true and correct have not had a Buyer Material Adverse Effect, the covenants contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with in all material respects and Seller shall have received a certificate of Buyer dated as of the Closing Date to such effect signed by a duly authorized executive officer of Buyer.

(b)     Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 11.01(b) shall have been received (or any waiting period shall have expired or shall have been terminated).

(c)     No Governmental Order. There shall be no Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.

Section 11.02     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a)     Representations and Warranties; Covenants. The representations and warranties of Seller contained in Section 4.01, Section 5.01(a), Section 5.01(b), and Section 5.02 shall be true and correct in all respects as of the Closing as if made on the Closing Date, the other representations and warranties of Seller contained in Article IV and Article V shall be true and correct (without giving effect to any limitations as to materiality or Company Material Adverse Effect set forth therein, other than the representation and warranty in Section 5.04(b) and any use of the defined term “Material Contract”) as of the Closing as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be true and correct have not had a Company Material Adverse Effect, the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects and Buyer shall have received a certificate of Seller dated as of the Closing Date to such effect signed by a duly authorized executive officer of Seller.

(b)     Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 11.02(b) shall have been received (or any waiting period shall have expired or shall have been terminated).

(c)     No Governmental Order. There shall be no Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.

Article XII
TERMINATION AND WAIVER

Section 12.01     Termination. This Agreement may be terminated prior to the Closing:

(a)     by the mutual written consent of Seller and Buyer;

(b)     by either Seller or Buyer if the Closing shall not have occurred prior to December 31, 2018 (the “Outside Date”) or such later date as the parties may mutually agree; provided, that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)     by either Seller or Buyer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement;

(d)     by Buyer in the event of a breach by Seller of any of Seller’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in (a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Seller shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from Buyer requesting such breach to be cured;

(e)     by Seller in the event of a breach by Buyer of any of Buyer’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in (a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Buyer shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from Seller requesting such breach to be cured; or

(f)     by Buyer in accordance with Section 7.06.

Section 12.02     Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other party to this Agreement.

Section 12.03     Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 8.03, this Article XII and Article XIV; provided, that nothing in this Section 12.03 shall relieve either Seller or Buyer from liability for (a) failure to perform its obligations set forth in Section 7.03(a) and Section 7.03(b) or (b) any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

Section 12.04     Extension; Waiver. At any time prior to the Closing, each of Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Article XIII
INDEMNIFICATION

Section 13.01     Indemnification by Seller.

(a)     After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Seller shall indemnify and hold harmless Buyer and its Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) against all Losses that any such Buyer Indemnified Party at any time suffers or incurs, or becomes subject to, as a result of or in connection with:

(i)     the inaccuracy or breach of any representation or warranty made by Seller in Article IV or Article V of this Agreement; or

(ii)     any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement.

(b)     Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses pursuant to Section 13.01(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, Section 5.01(a), Section 5.01(b), and Section 5.02, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $15,000 (nor shall any such claim or series of related claims that does not meet the $15,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses for which Seller has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds $15,000, after which Seller shall, subject to the immediately succeeding sentence, be obligated to indemnify and hold harmless the Buyer Indemnified Parties against all Losses of the Buyer Indemnified Parties that in the aggregate are in excess of such amount. The cumulative aggregate liability of Seller under Section 13.01(a)(i) shall in no event exceed $50,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, Section 5.01(a), Section 5.01(b), and Section 5.02, in which case, Seller’s aggregate liability shall not exceed $75,000).

(c)     Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses with respect to any claim arising out of or relating to matters described in Section 13.01(a) made by any Buyer Indemnified Party after the Closing if the facts and circumstances giving rise to such claim are disclosed in, referred to, permitted, or resulting from, this Agreement, the Seller Disclosure Schedule, or requested, agreed or consented to by Buyer.

Section 13.02     Indemnification by Buyer.

(a)     After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Buyer shall indemnify and hold harmless Seller and its Affiliates and Representatives (collectively, the “Seller Indemnified Parties”) against all Losses that any such Seller Indemnified Party at any time suffers or incurs, or becomes subject to, as a result of or in connection with:

(i)     the inaccuracy or breach of any representation or warranty made by Buyer in Article VI of this Agreement; or

(ii)     any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement.

(b)     Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify or hold harmless any Seller Indemnified Party against any Losses pursuant to Section 13.02(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or Section 6.08, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $15,000 (nor shall any such claim or series of related claims that does not meet the $15,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which Buyer has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds $15,000 after which Buyer shall, subject to the immediately succeeding sentence, be obligated to indemnify and hold harmless the Seller Indemnified Parties against all Losses of the Seller Indemnified Parties that, in the aggregate, are in excess of such amount. The cumulative aggregate liability of Buyer under Section 13.02(a)(i) shall in no event exceed $50,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or Section 6.08, in which case, Buyer’s aggregate liability shall not exceed $75,000.

Section 13.03     Notification of Claims.

(a)     A Person who may be entitled to be indemnified and held harmless under Section 13.01 or Section 13.02 (the “Indemnified Party”), shall promptly notify the party that is potentially liable therefor (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to such a right under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand and the specific representation, warranty or provision of this Agreement that the Indemnified Party alleges to be breached; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement. Following delivery of a notice of a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.

(b)     Following receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 13.03(a), subject to Section 13.03(c), the Indemnifying Party, by notice to the Indemnified Party, may assume the defense and control of such Third-Party Claim; provided, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided, further, that the assumption of the defense by the Indemnifying Party of any Third-Party Claim shall not require the Indemnifying Party to agree to be liable for any Losses in respect of such Third-Party Claim and shall be without prejudice to any rights or defenses of the Indemnifying Party in respect of whether the Indemnified Party is entitled to indemnification under this Article XIII for any particular Loss or Losses. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Subject to Section 13.03(c), the Indemnified Party may take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third-Party Claim. From and after the delivery of a notice of a claim for indemnification with respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Third-Party Claim at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement does not involve any finding or admission of any violation of Law on the part of the Indemnified Party, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (other than as contemplated by Section 13.01(b) or Section 13.02(b)), (iii) such settlement does not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third-Party Claim.

(c)     No Indemnifying Party shall have any liability under this Article XIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party.

(d)     If an Indemnified Party shall have a claim under this Article XIII that does not involve a Third-Party Claim, the Indemnified Party shall, as promptly as is practicable and in any event within twenty (20) days of the date on which the Indemnified Party had knowledge of the facts and circumstances that may give rise to such claim, give written notice to the Indemnifying Party setting forth (i) a detailed description of the claim, (ii) a good faith estimate of the amount of the claim and (iii) the specific representation, warranty or provision of this Agreement that the Indemnified Party alleges to be breached, and such notice shall be accompanied by (A) copies of all available documentation that may be necessary or appropriate for the purposes of enabling the Indemnifying Party to be informed and to take any and all appropriate decisions and actions in respect of the matter and Loss that is the subject of the claim and (B) a declaration that the Indemnified Party has in good faith already sustained some (though not necessarily all) Losses with respect to such claim; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement.

(e)     If there shall be any conflict between the provisions of this Section 13.03 and Section 10.03 (relating to Tax contests), the provisions of Section 10.03 shall control with respect to Tax contests.

Section 13.04     Payment. In the event an Action under this Article XIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party on demand in immediately available funds. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final nonappealable Governmental Order shall have been entered.

Section 13.05     No Duplication; Exclusive Remedies.

(a)     Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same Loss.

(b)     Prior to the Closing, other than in the case of fraud, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be refusal to consummate the transactions contemplated by this Agreement.

(c)     Following the Closing, other than in the case of fraud by Buyer or Seller or any of their respective Affiliates, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.14, the indemnification provisions of Article XIII and, with respect to Taxes, Article X, shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement. In furtherance of the foregoing, each of Buyer, on behalf of itself and each other Buyer Indemnified Party, and Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller or any of its Affiliates or Representatives and Buyer or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement, any certificate or instrument delivered in connection herewith (whether under this Agreement or arising under common Law or any other applicable Law), except pursuant to: (i) the indemnification provisions set forth in this Article XIII or (ii) as provided under (A) the provisions of Article X, or (B) the provisions hereof providing for equitable remedies.

Section 13.06     Additional Indemnification Provisions.

(a)     With respect to each indemnification obligation in this Agreement (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds and (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits, diminution of value or similar items (other than any such damages, lost profits or similar items actually paid to any unaffiliated third party) and Losses shall not be calculated by using multiples or any valuation methodologies or similar measures used in arriving at, or that may be reflective of, the Purchase Price.

(b)     In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss paid by the Indemnifying Party pursuant to this Article XIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of reasonable costs incurred by it in procuring such recovery, which costs shall not exceed the amount so recovered), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such Loss.

(c)     If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII could be recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use reasonable best efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection (which costs of collection shall not exceed the amount recoverable from such third party). If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XIII could have been recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XIII.

(d)     The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(e)     If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnified Party shall use reasonable best efforts to collect the maximum amount of insurance proceeds thereunder, and all such proceeds actually received shall be considered “Eligible Insurance Proceeds.”

Section 13.07     Reserves. Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Seller, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the Reserves of the Company, (b) the future profitability of the Business or (c) the effect of the adequacy or sufficiency of the Reserves of the Company on any “line item” or asset, Liability or equity amount. Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the Reserves of the Company may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby.

Article XIV
GENERAL PROVISIONS

Section 14.01     Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than the representations and warranties made in (a) Section 4.01, Section 5.01(a), Section 5.01(b), Section 5.02, Section 6.01, Section 6.07 and Section 6.08, which shall survive the Closing indefinitely, and (b) Section 5.18 and Section 5.19, both of which shall not survive the Closing and shall terminate as of the Closing Date) shall survive the Closing and terminate on the date that is twelve (12) months following the Closing Date (and no claims shall be made for indemnification with respect thereto under Sections 13.01 or 13.02 thereafter). The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed.

Section 14.02     Expenses. All third-party expenses incurred by Seller or its Affiliates, including intercompany obligations set forth in Schedule 7.04 of the Seller Disclosure Schedule, in furtherance of the preparation, negotiation, execution, and consummation of this Agreement, including obtaining Governmental Approval for or in furtherance of the consummation of this Agreement shall be borne by the Buyer. Buyer shall, or shall cause the Company to, reimburse Seller or its Affiliates or pay all such expenses within 30 days after receiving due proof of the said expense(s). All other costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 14.03     Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

(a)	if to Seller:

Great Western Insurance Company
601 6th Avenue
Des Moines, IA 50309
Attention: General Counsel, Eric Nemmers
E-mail: eric.nemmers@americanenterprise.com

(b)	if to Buyer:

US Alliance Life Insurance Company
4123 SW Gage Center Drive, Suite 240
Topeka, Kansas
Attention: Jack Brier
E-mail: jack@usalliance.com

with a copy to:

Lathrop Gage LLP
2345 Grand Boulevard
Kansas City, Missouri 64108
Attention: Patricia Garringer-Strickland
E-mail: pgarringer@lathropgage.com

Section 14.04     Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Company without first obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld.

Section 14.05     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 14.06     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement to the extent not in conflict with this Agreement), between or on behalf of Seller and/or its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand.

Section 14.07     Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 14.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 14.08     No Third-Party Beneficiaries. Except as provided in Section 8.07 with respect to the directors, officers and managers of the Company and Article XIII with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.09     Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties.

Section 14.10     Schedules. Any disclosure set forth in the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 14.11     Submission to Jurisdiction.

(a)     Each of Seller and Buyer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated by this Agreement, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the Delaware Chancery Court, any other state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), and all claims in respect of any such Action shall be heard and determined in such aforesaid courts.

(b)     Any such Action may and shall be brought in such courts and each of Seller and Buyer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)     Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.03.

(d)     Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 14.12     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 14.13     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 14.14     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 14.11(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

Section 14.15     Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 14.16     Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and (l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section.

Section 14.17     Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Great Western Insurance Company

By:	/s/ Timothy J. Hall
Timothy J. Hall
Executive Vice President, Business Development

US Alliance Life and Security Company

By:	/s/ Jack Brier
Jack Brier
President and Chairman

Signature Page

Stock Purchase Agreement